Exhibit (b)

May 27, 2026

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Depositary Receipts Services

Ladies and Gentlemen:

Reference is hereby made to that certain (i) Second Amended & Restated Deposit Agreement, dated as of August 18, 2017, by and among AXIA Energia S.A. (the “Company”), a company organized under the laws of the Federative Republic of Brazil and previously known as “Centrais Elétricas Brasileiras S.A. – Eletrobras,” Citibank, N.A., a national banking association organized under the laws of the United States of America, as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “Common ADSs”) representing the Company’s common shares (the “Common Shares”) issued thereunder, as amended by that certain Amendment No. 1 to the Second Amended & Restated Deposit Agreement, dated as of June 14, 2022 (as so amended, the “Common Shares Deposit Agreement”), and (ii) Second Amended & Restated Deposit Agreement, dated as of August 18, 2017, by and among the Company, the Depositary, and the Holders and Beneficial Owners of American Depositary Shares (the “Preferred B1 ADSs” and together with the Common ADSs, the “ADSs”) representing the Company’s preferred class B1 shares (the “Preferred B1 Shares”) issued thereunder, as amended by that certain Amendment No. 1 to the Second Amended & Restated Deposit Agreement, dated as of June 14, 2022 (as so amended, the “Preferred B1 Shares Deposit Agreement” and together with the Common Shares Deposit Agreement, the “Deposit Agreements”).

Capitalized terms used in this letter agreement (the “Letter Agreement”) without definition shall have the meaning assigned thereto in the Deposit Agreements. The purpose and intent of this Letter Agreement is to supplement the Deposit Agreements in respect of the Preferred B1 Share Exchange (as hereinafter defined).

Pursuant to a proposal approved at the Special Meeting of Holders of Class B1 Preferred Shares and at the Extraordinary General Meeting of Shareholders held on April 1, 2026, in connection with the Company’s migration to the Novo Mercado listing segment of B3 S.A. – Brasil, Bolsa, Balcão, the Company will implement a mandatory exchange pursuant to which all of the outstanding Preferred B1 Shares will be exchanged, effective on June 5, 2026 (the “Effective Date”), for Common Shares at an exchange ratio of 1.1 Common Shares per each one (1) Preferred B1 Share (the “Preferred B1 Share Exchange”).

As a result of the Preferred B1 Share Exchange, Holders of Preferred B1 ADSs will be entitled to receive, after the Effective Date, for each Preferred B1 ADS held, as of the Effective Date, 1.1 Common ADSs (the “Preferred B1 ADS Exchange” and together with the Preferred B1 Share Exchange, the “Transaction”).

In connection with the Transaction and pursuant to Section 4.11 of the Deposit Agreements, the Depositary is hereby instructed, and agrees, to take the following actions:

1.  ADS Books Closure. In connection with the Transaction, the Depositary shall close the Preferred B1 ADS books for Preferred B1 ADS issuances and cancellations from the close of business (NY time) on May 29, 2026 and they shall not reopen.

2.  Preferred B1 Share Exchange / Preferred B1 ADS Exchange. The Depositary agrees to use commercially reasonable efforts to (i) establish June 10, 2026, as the ADS effective date for the Preferred B1 ADS Exchange and establish applicable procedures for the Preferred B1 ADS Exchange by holders of Preferred B1 ADSs, net of applicable fees, taxes and expenses, and (ii) distribute a Depositary Notice in respect of the Preferred B1 ADS Exchange substantially in the form of the Depositary Notice attached hereto as Exhibit A (the “Depositary Notice”). Cash-in-lieu of fractional entitlements to Common ADSs are to be distributed at a rate based upon the net proceeds received by the Depositary for the sale of the aggregate of the fractional new Common ADSs (net of applicable fees, expenses and taxes).

3.  Depositary Fees. The Company agrees that the Depositary will be entitled to charge holders of ADSs the following fees:

(i)  Preferred B1 ADS Exchange: A cancellation fee of up to US$0.05 per Preferred B1 ADS cancelled and an issuance fee of up to US$0.05 per Common ADS issued.

(ii)  Cash-in-Lieu: As contemplated in the applicable Deposit Agreement.

In the absence of receipt of any applicable fees from the holders of the ADSs, the Depositary shall not be obligated to perform the services contemplated in this Letter Agreement. In addition, the Company shall reimburse the Depositary for all out-of-pocket expenses incurred in connection with the Transaction (and any ancillary corporate actions related to, or deriving from, the Transaction), including, without limitation, fees and expenses of its legal counsel.

4.  Brazilian Tax.

The Company hereby certifies to the Depositary as follows:

(i)  Preferred B1 Share Exchange. No Brazilian tax is payable in respect of the Preferred B1 Share Exchange, and as a result no Brazilian tax is required to be withheld and paid on the Preferred B1 Share Exchange to be remitted to, or received by, the Custodian in respect of the Preferred B1 Shares held in respect of outstanding Preferred B1 ADSs.

5.  U.S. Tax Reporting.

(i)  U.S. Federal Income Tax Treatment. The Company intends to treat the Preferred B1 Share Exchange by the Company, and the Preferred B1 ADS Exchange by the Depositary, on behalf of a U.S. citizen or resident (as determined for U.S. federal income tax purposes), a corporation organized under the laws of the United States, or any other person subject to U.S. federal income tax on a net basis with respect to income from the Company’s shares (a “U.S. Holder”) of Preferred B1 ADSs for Common ADSs as a tax-free event for U.S. federal income tax purposes. In addition, the Company intends to treat the receipt by a U.S. Holder of net proceeds from any cash-in-lieu payment as taxable dispositions for U.S. federal income tax purposes. The Company instructs the Depositary, and the Depositary agrees to use commercially reasonable efforts, to furnish to U.S. Holders any tax reports and file any reports with the U.S. Internal Revenue Service (“IRS”) in respect of the cash-in-lieu payment as specified below and as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Treasury Regulations promulgated thereunder.

(ii)  U.S. Tax Reporting. The Depositary will timely prepare and furnish to such holders who receive net proceeds from any cash-in-lieu payment in accordance with the terms hereof Forms 1099-B reporting such amounts received by such holders, to the extent required by, and in accordance with, U.S. Treasury Regulations. The Depositary will also prepare and timely electronically file copies of such Forms 1099-B (if applicable) with the IRS.

(iii)  Backup Withholding. If the Depositary has not received from an ADS holder a Taxpayer Identification Number (“TIN”) including on a properly completed Form W-9, or if such TIN has not been certified as correct or such holder otherwise fails to comply with applicable backup withholding tax provisions under the U.S. Treasury Regulations, the Depositary will deduct and withhold backup withholding tax (at the rate specified by the Code) from the net proceeds from any cash-in-lieu payment delivered to such holder (other than a Non-U.S. Holder that provides a properly completed Form W-8 or other exempt recipient) and remit such funds to the IRS in accordance with the Depositary’s standard procedures.

(iv)  Section 6045B Reporting. Notwithstanding any other provision herein, any U.S. tax returns or information statements required to be filed by the Company with respect to the Preferred B1 ADS Exchange pursuant to Code Section 6045B or the U.S. Treasury Regulations promulgated thereunder shall be prepared and timely filed by the Company, and the Depositary shall not be responsible for preparing or filing any such U.S. tax returns or information statements. The Company shall timely post an IRS Form 8937 on its website in accordance with applicable U.S. Treasury Regulations to provide information to former holders of Preferred B1 ADSs and shall furnish, or cause to be furnished, a copy of the IRS Form 8937 to the Depositary within 15 days of posting the form on its website. The Depositary shall not be required to furnish to U.S. Holders any tax reports or forms with respect to the Preferred B1 ADS Exchange except as specified above.

(v)  Further Assistance. Should any issue arise regarding U.S. federal income tax reporting or withholding, the Depositary will take such action consistent with the terms of the Deposit Agreements, this Letter Agreement, and the Preferred B1 ADS Exchange as the Company instructs the Depositary in writing. The Company agrees to reimburse the Depositary for any reasonable out-of-pocket costs and fees (including legal fees) incurred in connection with such actions.

6.  Opinions of Counsel. The Company will cause its U.S. counsel and Brazilian counsel to deliver to the Depositary, prior to the effective date of the Preferred B1 ADS Exchange:

(a)	an opinion from its U.S. counsel that (x) the Preferred B1 Share Exchange and the Preferred B1 ADS Exchange are exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and (y) the Preferred B1 Share Exchange and the Preferred B1 ADS Exchange do not violate the provisions of any United States Applicable Laws[1]; and

(b)	an opinion from its Brazilian counsel that (x) the Preferred B1 Share Exchange and the Preferred B1 ADS Exchange do not violate, or conflict with, the Company’s bylaws, (y) the Preferred B1 Share Exchange and the Preferred B1 ADS Exchange do not violate any law, rule, or regulation of Brazil or to which the Company is subject, and (z) all requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in Brazil to enable the Company to complete the Preferred B1 Share Exchange and the Preferred B1 ADS Exchange.

7.  Blue Sky Filings. The Company will cause its U.S. counsel to make the requisite state filings (if any) required in connection with the delivery of the Common Shares.

8.  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement may be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statements on Form F-6 currently on file) that may be filed in respect of the ADSs.

9.  Company Cooperation. The Company shall, and shall cause its officers, directors, employees, advisors, and agents to, cooperate fully and in good faith with the Depositary to effectuate the Transaction, as contemplated by this Letter Agreement. Such cooperation shall include providing timely access to and sharing of all information, documents, certifications, consents, and approvals reasonably requested by the Depositary; coordinating with the Depositary and any transfer agent, registrar, clearing agency, listing authority, or regulatory body as reasonably requested by the Depositary; and facilitating all procedural, operational, and administrative steps required for settlement, clearance, and any applicable listing or eligibility determinations. The Company shall use commercially reasonable efforts to promptly remediate any deficiencies identified by the Depositary that are within the Company’s control and shall promptly notify the Depositary of any event, circumstance, or change that could reasonably be expected to delay, impair, or prevent consummation of the Transaction.

_______________________

1 For purposes of this Letter Agreement “United States Applicable Laws” shall mean those state laws of the State of New York and those federal laws of the United States of America which, based upon the review of U.S. counsel and in its experience and without independent investigation, are normally applicable to transactions of the type contemplated by the Deposit Agreements, excluding federal or state securities or blue sky laws (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, or the Investment Company Act or antifraud laws or, in each case, any rules or regulations thereunder) or the rules of the Financial Industry Regulatory Authority, Inc.

10.  Indemnity/Survival. The Company acknowledges and agrees that the indemnities provided in Section 5.8 of the Deposit Agreements shall apply to any acts performed or omitted by the Depositary, the Custodian and any of their respective directors, employees, agents, and Affiliates pursuant to (a) this Letter Agreement, or (b) the Transaction generally. For the avoidance of doubt, the Company confirms that its obligations under this Section 10 shall survive the Transaction, any amendment and/or termination of the Deposit Agreements, and this Letter Agreement.

11.  Governing Law/Jurisdiction. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that the federal or state courts in the Borough of Manhattan, The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of, or in connection with, this Letter Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this Section 11, and hereby further irrevocably and unconditionally waive, and agree not to plead or claim in any such court, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties further irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any such court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Letter Agreement.

THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS LETTER AGREEMENT AND ANY ACTIONS AND TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

12.  Third-Party Beneficiaries. Nothing in this Letter Agreement, express or implied, is intended to confer upon any person other than the signatories hereto any rights or remedies hereunder or thereunder.

13.  Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

Very truly yours,

AXIA ENERGIA S.A.

By:	/s/ Eduardo Haiama
Name: Eduardo Haiama
Title: Vice President of Finance and Investor Relations

Agreed and Accepted:

CITIBANK, N.A., as Depositary

By:	/s/ Leslie DeLuca
Name: Leslie DeLuca
Title: Attorney in Fact

EXHIBIT A

Depositary Notice

DEPOSITARY NOTICE OF ADS EXCHANGE

FOR AXIA ENERGIA S.A.

To all Holders of Preferred Class B1 American Depositary Shares (“Preferred B1 ADSs”) representing the Deposited Securities of AXIA Energia S.A.

Company:	AXIA Energia S.A., a company organized under the laws of the Federative Republic of Brazil and previously known as “Centrais Elétricas Brasileiras S.A. – Eletrobras” (the “Company”).
Depositary:	Citibank, N.A.
Custodian:	Banco Bradesco S.A.
Deposited Securities:	Preferred class B1 shares, without par value, of the Company (“Preferred B1 Share(s)”).
Preferred B1 ADS CUSIP No.:	15235A102.*
Preferred B1 ADS Symbol:	AXIA PR.*
Preferred B1 ADS Ratio:	One (1) Preferred B1 Share to one (1) Preferred B1 ADS.
Deposit Agreement:	Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022 (as so amended, the “Preferred B1 Shares Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of Preferred B1 ADSs issued thereunder.
ADS Books Closure to Preferred B1 ADS Issuances and Cancellations:	To be closed effective May 29, 2026 (5:00 p.m. New York City time) and not to be reopened.
ADS Exchange Rate:	1.1 Common ADSs (as defined below) in exchange for each one (1) Preferred B1 ADS held.
ADS Effective Date:	On or about June 10, 2026.
* Preferred B1 ADS CUSIP No. and Preferred B1 ADS Symbol are provided as a convenience only and without any liability for accuracy.

The Company has informed the Depositary that, at the Special Meeting of Holders of Class B1 Preferred Shares and the Extraordinary General Meeting of Shareholders held on April 1, 2026, shareholders approved the Company’s proposal to migrate its securities listed in Brazil to the Novo Mercado listing segment of B3 S.A. – Brasil, Bolsa, Balcão, effective June 8, 2026. In connection with this migration, the Company will implement a mandatory conversion program (the “Mandatory Conversion”), pursuant to which all outstanding Preferred B1 Shares will be mandatorily exchanged on June 5, 2026, for the Company’s common shares (the “Common Shares”) at an exchange ratio of 1.1 Common Shares for each one (1) Preferred B1 Share held.

A-1

As a result of the Mandatory Conversion, on the ADS Effective Date, the Preferred B1 ADSs will be mandatorily exchanged for the Company’s common American Depositary Shares (the “Common ADSs”) at the ADS Exchange Rate. The last day of trading for the Preferred B1 ADSs on the NYSE will be June 5, 2026.

In connection with the Mandatory Conversion, Holders of Preferred B1 ADSs as of the ADS Effective Date will be charged a Depositary fee of US$0.05 per Preferred B1 ADS cancelled and a Depositary fee of US$0.05 per Common ADS issued.

Details of the Common ADSs are as follows:

Deposited Securities:	Common shares, without par value, of the Company.
Common ADS CUSIP No.:	15234Q207.*
Common ADS Symbol:	AXIA.*
Common ADS Ratio:	One (1) Common Share to one (1) Common ADS.
Deposit Agreement:

Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022 (as so amended, the “Common Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of Common ADSs issued thereunder.

Copies of the Common Deposit Agreement are available from the SEC’s website at www.sec.gov and from the Depositary’s office located at 388 Greenwich Street, New York, New York 10013.

*Common ADS CUSIP No. and Common ADS Symbol are provided as a convenience only and without any liability for accuracy.

ADSs held in The Depository Trust Company (“DTC”)

You do not need to take any action in respect of the Mandatory Conversion for existing Preferred B1 ADSs held in DTC and by one of its participants (e.g., bank, broker, or other nominee). After the Mandatory Conversion, the Common ADSs will be credited to DTC in exchange for Preferred B1 ADSs for distribution to DTC participants and their client accounts and all Preferred B1 ADSs will be cancelled. DTC participants and their clients are not required to take any affirmative actions in connection with the Mandatory Conversion.

A-2

ADSs held in uncertificated form (other than in DTC)

You do not need to take any action in respect of the Mandatory Conversion for Preferred B1 ADSs held via the Direct Registration System. You will receive a statement from the Depositary specifying the applicable number of Common ADSs, after the Mandatory Conversion, that have been registered in your name.

Only whole Common ADSs will be distributed. No fractional Common ADSs will be issued. Cash in lieu of fractional entitlements to Common ADSs will be distributed at a rate based upon the net proceeds received by the Depositary for the sale of the aggregate of the fractional Common ADS entitlements (net of applicable fees, expenses and taxes).

The terms of the Mandatory Conversion are described in the Company’s Management Proposal, which is available on the Company’s website at: https://ri.axia.com.br/. Please refer to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov, for a discussion of certain U.S. federal income tax considerations with respect to the Mandatory Conversion.

Holders and Beneficial Owners of Preferred B1 ADSs and Common ADSs should not rely on the Depositary as the sole source of information and are hereby instructed to consult their broker, financial intermediary, or legal or financial advisor for advice concerning their particular circumstances. The Depositary makes no recommendations and gives no investment, legal, or tax advice as to the foregoing matters.

If you have any questions regarding the above, please call Citibank, N.A. — ADS Holder Services at 1-877-CITI-ADR.

May 21, 2026	Citibank, N.A., as Depositary

A-3